Exhibit 99.5

      Pursuant to the provisions of Instruction 2 to Item 601, the Registrant omits the Retention Agreement between Del Monte Corporation and Paul H. Mullan, dated December 11, 1995 (the "Mullan Retention Agreement"). The Mullan Retention Agreement is substantially similar in all material respects to the Retention Agreement between Del Monte Corporation and Brian E. Haycox, dated December 11, 1995 (the "Haycox Retention Agreement") filed as Exhibit 10.6. The Mullan Retention Agreement differs from the Haycox Retention Agreement only as to the parties thereto.


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